Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:       Maryellen Thielen

(847) 402-5600

Allstate Elects John W. Rowe to Board

Board Increased to 12 Directors

NORTHBROOK, Ill., February 7, 2012 — The Allstate Corporation (NYSE: ALL) announced that John W. Rowe, 66, chairman and chief executive officer of Exelon Corporation, has been elected to its board of directors. Effective February 7, his election increases the number of Allstate board members to 12. Rowe will stand for election with all board members, who are elected annually, at Allstate’s shareholder meeting in May.

“John’s successful operating and leadership experience at Exelon complement the strength of Allstate’s existing board of directors,” said Thomas J. Wilson, Allstate’s chairman, president and chief executive officer. “As we implement our strategy to offer unique insurance products to different customer segments, these capabilities improve our execution and enable us to deliver increased value to shareholders.”

“I look forward to working with Tom and the entire Allstate board to share my experience in implementing a strategy to provide better value for customers and shareholders,” Rowe said.

Rowe has led Exelon — one of the nation’s largest electric companies — since its formation in 2000 through the merger of PECO Energy and the parent of Commonwealth Edison. He has announced his plans to retire this year upon completion of Exelon’s planned merger with Constellation Energy. In both 2008 and 2009, Institutional Investor named Rowe the best electric utility CEO in America. Earlier in his career, Rowe held chief executive officer positions at the New England Electric System and Central Maine Power Company, served as general counsel of Consolidated Rail Corporation, and was a partner in the law firm of Isham, Lincoln & Beale. Rowe is the lead independent director of the Northern Trust Company.

Rowe is committed to a wide variety of civic activities, with a focus on education and diversity. He serves as chairman of the Illinois Institute of Technology, president of the Wisconsin Alumni Research Foundation, and board member at the Field Museum, the Illinois Holocaust Museum, and the Morgridge Institute for Research. His civic and professional leadership has been recognized most recently by the Misericodia Heart of Mercy Award (2010), the Edison Electric Institute Distinguished Leadership Award (2009), election as a fellow of the American Academy of Arts and Sciences (2009), and the Chicago Council on Global Affairs Global Leadership Award (2009). Rowe holds undergraduate and law degrees from the University of Wisconsin.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help nearly 16 million households insure what they have today and better prepare for tomorrow. Consumers access Allstate insurance products (auto, home, life and retirement) and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives in the U.S. and Canada, as well as via www.allstate.com and 1-800 Allstate®. As part of Allstate’s commitment to strengthen local communities, The Allstate Foundation, Allstate employees, agency owners and the corporation provided $28 million in 2011 to thousands of nonprofit organizations and important causes across the United States.

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